Exhibit 10.7
PARTICIPATION AGREEMENT
     THIS PARTICIPATION AGREEMENT (this “Agreement”) is made as of the first day of May, 2006, by and among Ensource Energy, LLC, a Delaware limited liability company (“Ensource”), and Third Point Partners L.P. and Third Point Partners Qualified L.P. (together “Third Point”). Reference is made to the Amended and Restated Agreement of Limited Partnership of Ensource Energy Income Fund LP (the “Fund Agreement”). All capitalized terms used herein and not otherwise defined have the meaning given to such terms in the Fund Agreement.
W I T N E S S E T H:
     WHEREAS, Ensource is the general partner of Ensource Energy Income Fund LP, a Delaware limited partnership (the “Fund”); and
     WHEREAS, Ensource holds a non-voting Limited Partner Interest in the Fund, called an “Incentive Distribution Right” (“IDR”), which IDR entitles the General Partner to receive Incentive Distributions pursuant to Section 6.4(a)(v) and Section 6.4(b)(ii) of the Fund Agreement; and
     WHEREAS, in connection with, and as a condition to, Third Point becoming a Limited Partner in the Fund, Ensource has agreed to pay to Third Point if, as and when received, fifteen percent (15%) of any cash received with respect to the IDR;
     NOW, THEREFORE, for and in consideration of the sum of TEN DOLLARS AND NO/100 ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Ensource and Third Point hereby agree as follows:
     1. Participation Payment. Subject to Third Point becoming a Limited Partner in the Fund on the terms set forth in the Common Unit Purchase Agreement, dated as of May 1, 2006 by and between Third Point and the Fund (the “Purchase Agreement”), Ensource shall pay to Third Point a portion of any amounts received with respect to the IDR in the amounts and at the times hereinafter provided (such payments, collectively, the “Participation Payments”).
     (a) Cash Received in Connection with the IDR. If Ensource receives any cash with respect to the IDR, whether as a result of (i) a distribution by the Fund of Available Cash as of any Distribution Date pursuant to the terms of the Fund Agreement, (ii) any other distribution of cash made by the Fund pursuant to the terms of the Fund Agreement prior to the Quarter in which a Liquidation Date occurs, (iii) a distribution of cash pursuant to the terms of the Fund Agreement during or after the Quarter in which a Liquidation Date occurs or (iv) any amounts received by Ensource upon the sale or other disposition of the IDR, then Ensource shall pay to Third Point, within three (3) business days of receipt of any such cash, an amount equal to the amount of such cash received by Ensource multiplied by fifteen percent (15%). Unless otherwise directed by Third Point in writing, all cash payments to Third Point hereunder shall be made by wire transfer in immediately available funds to the following accounts in the following proportion:
62.16% – Third Point Partners L.P.
Citibank

ABA # 021 000 089
For account of Bear Stearns Securities Corp.
A/C # 092 53 186
F/F/C Third Point Partners L.P.
A/C # 102-03666
37.84% – Third Point Partners Qualified L.P.
Citibank
ABA # 021 000 089
For account of Bear Stearns Securities Corp.
A/C # 092 53 186
F/F/C Third Point Partners Qualified L.P.
A/C # 102-31554
     (b) Property Received in Connection with the IDR. In the event that Ensource receives any property, other than cash, with respect to the IDR, Ensource shall:
     (i) if the property (such as Units) is divisible in kind, convey to Third Point fifteen percent (15%) of the property received by Ensource within three (3) business days of receipt of such property; and
     (ii) if the property is not divisible in kind, proceed to dispose of such property for cash at which time Ensource will make a payment to Third Point of fifteen percent (15%) of the net cash proceeds received by Ensource in connection with the sale of such property; provided, that Ensource may, in its absolute discretion, defer a disposition of such property if it determines that an immediate sale of all or any of such property would be impractical or would cause undue loss to Ensource; provided, however that Ensource may not exercise such a deferral on more than one occasion in any twelve month period, and such deferral shall not continue for longer than 90 days. In the event that Ensource elects to exercise such a deferral, Ensource shall provide written notice to Third Point prior to the date the Ensource would have been obligated to make a conveyance of property pursuant to Section 1(b)(i) of this Agreement.
     (iii) Unless otherwise directed by Third Point in writing, any conveyance of property pursuant to Section 1(b) of this Agreement shall be made to Third Point at the following address:
390 Park Avenue
18th Floor
New York, NY 10022
(212) 224-7400
     (c) Statement of Calculation. At the time any payment or distribution is made pursuant to this Section Error! Reference source not found., Ensource shall deliver to Third Point, along with such payment or distribution, a certificate, signed by the Chairman of the Board, the President, any Vice President or Treasurer of the General Partner, showing in reasonable detail the calculation of such payment or distribution.

     (d) The parties agree that, to the extent the rights granted to Third Point under this Agreement have any current value, such grant constitutes an additional payment of Put Premium, as defined in Section 2.4 of the Common Unit Purchase Agreement, of even date herewith, among the Fund, Third Point, and certain other parties.
     2. Rights of Third Point with Respect to Ensource and the Fund. The right to receive payment of and dispute the amount of any Participation Payment required to be made by Ensource hereunder is the only right given to Third Point pursuant to this Agreement. Third Point agrees that this Agreement is not intended to, and will not, give Third Point (i) any other rights or benefits with respect to Ensource or (ii) any rights or benefits with respect to the Fund. Notwithstanding the foregoing, nothing in this Section 2 shall limit any other rights Third Point has as a limited partner pursuant to the Fund Agreement or any rights it has in connection with the Purchase Agreement.
     3. No Restriction on Ensource or the Fund. This Agreement will not affect the right of Ensource or the Fund to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets, as provided in the limited liability company agreement of Ensource and the Fund Agreement.
     4. Adjustments. The IDR may be subject to dilution pursuant to the Fund Agreement. Should any change be made in the amount or percentage of the IDR by reason of any split, dividend, recapitalization, combination, exchange or other change, appropriate adjustments shall be made to the amount of the Participation Payments to prevent the dilution or enlargement of the rights and benefits of Third Point hereunder. Whenever the IDR shall be adjusted as provided in this Section 4, Ensource shall deliver to Third Point within five days after such an adjustment is made, a statement, signed by the Chairman of the Board, the President, any Vice President or Treasurer of the General Partner, showing in reasonable detail the facts requiring such adjustment and the IDR that will be effective after such adjustment.
     5. Termination of Rights. All rights of Third Point under this Agreement shall terminate upon the first to occur of (i) the final winding up and liquidation of the Fund and (ii) the sale or other disposition by Ensource of all of its rights in the IDR, in each case subject only to Third Point’s right to receive the Participation Payments arising by virtue of any such event.
     6. Arbitration. Should any controversy arise between the parties relating to this Agreement, it shall be settled by arbitration as provided herein. Either party seeking arbitration shall issue to the other a Notice of Intention to Arbitrate, in which it shall propose an arbitrator who is a person familiar with publicly traded partnerships in the energy industry. The other party shall, within ten (10) days of receipt of such notice, either accept or reject the proposed arbitrator. If the other party rejects such proposed arbitrator, such other party shall notify the first party of a proposed alternative arbitrator who is a person familiar with publicly traded partnerships in the energy industry. In the event that the parties cannot agree on an arbitrator within thirty (30) days of receipt of the Notice of Intention to Arbitrate, the parties seeking arbitration shall request appointment by the President of the American Arbitration Association (“AAA”) of a single independent arbitrator who is a person familiar with publicly traded partnerships in the energy industry. The costs, expenses and fees of any arbitrator selected hereunder will be borne equally by the parties. The arbitration proceedings shall be held in a mutually agreeable location or as designated by the arbitrator if no such agreement is forthcoming. This Section 6 shall constitute a written agreement to submit to arbitration. Except as modified herein, arbitration shall be governed by the provisions of the Commercial Arbitration Rules of the AAA and the decision of the arbitrator shall be conclusive and binding.

     7. No Transfer. None of Third Point’s rights under this Agreement are transferable by Third Point in whole or in part, and may not be pledged or encumbered in any manner, including for any loan or other financing transaction. Notwithstanding the foregoing, Third Point may transfer, pledge, or encumber its rights under this Agreement to any Affiliate of Third Point, provided that such Affiliate agrees in writing to be bound by the terms hereof and such transfer, pledge or encumbrance is otherwise permitted pursuant to the Fund Agreement.
     8. Notices. All notices and other communication required or permitted under this Agreement shall be in writing, shall be delivered by confirmed electronic facsimile, confirmed e-mail, telecopy, registered mail, or overnight courier to the address, facsimile number, or e-mail address of the appropriate Party set forth below, shall be delivered at the expense of the Party giving notice, and shall be deemed to have been duly delivered when received by the Party charged with such notice.
If to Ensource:
7500 San Felipe, Suite 440
Houston, Texas 77063
Attention: Mr. Scott W. Smith
Telephone: (713) 659-1794
Facsimile: (713) 659-1799
E-Mail: swsmith@ensource-energy.com
If to Third Point :
390 Park Avenue
18th Floor
New York, NY 10022
Attention:   Mr. Justin Nadler
Phone No.:  (212) 224-7400
Fax No.:      (212) 224-7401
E-mail:        jnadler@thirdpoint.com
     9. Titles and Captions. All Section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.
     10. Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
     11. Construction of Term “Includes”. The term “includes” and its derivatives means “includes, but is not limited to,” and corresponding derivative expressions.
     12. Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purpose of this Agreement; provided, however, that nothing in this Agreement shall be construed to require any party to take any action that is in consistent with applicable law.

     13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
     14. Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
     15. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
     16. Applicable Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the internal laws, and not the laws pertaining to conflicts or choice of law, of the State of Delaware.
     17. Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. Furthermore, in lieu of each such invalid, illegal or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.
     18. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart. Each party shall become bound by the Agreement immediately upon affixing its signature hereto, independently of the signature of any other party.
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     EXECUTED to be effective as of the date first set forth above.

Ensource

Ensource Energy, LLC

By:

Name:

Title:

Third Point

Third Point Partners L.P.

By:

Name:

Title:

Third Point Partners Qualified L.P.

By:

Name:

Title: